                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                      Under the Securities Exchange Act of
                                      1934

                           (Amendment No. ____1_____)*

                                   Carson Inc.
                                   -----------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    14584510
                                    --------
                                 (CUSIP Number)

                                December 31, 1998
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 Pages

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-------------------                                            -----------------
CUSIP No.  14584510                    13G                     Page 2 of 4 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Asset Management, Inc.                    13-2673503
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
           Not applicable
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            Not applicable
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             Not applicable
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                Not Applicable
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            Not applicable
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Not applicable
---------- ---------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
           [ ]
           Not Applicable
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not applicable
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           IA

---------- ---------------------------------------------------------------------


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Item 1(a):          Name of Issuer:
----------          ---------------
                    Carson Inc.

Item 1(b):          Address of Issuer's Principal Executive Offices:
----------          ------------------------------------------------
                    64 Ross Road Savannah Industrial Park
                    Savannah, GA 31405


Item 2(a)           Name of Person Filing
---------           ---------------------
                    Warburg Pincus Asset Management, Inc.

Item 2(b):          Address of Principal Business Office:
----------          -------------------------------------
                    466 Lexington Avenue, New York, New York 10017

Item 2(c):          Citizenship:
----------          ------------
                    Delaware

Item 2(d):          Title of Class of Securities:
----------          -----------------------------
                    Common Stock

Item 2(e):          CUSIP Number:
----------          -------------
                    14584510

Item 3:             If the reporting person is an investment adviser in
-------             accordance with ss. 240.13d-1(b)(1)(ii)(E), check this box.
                    [X]

Item 4:             Ownership:
-------             ----------
                    Not applicable

Item 5:             Ownership of Five Percent or Less of a Class:
-------             ---------------------------------------------
                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6:             Ownership of More than Five Percent on Behalf of Another
-------             --------------------------------------------------------
                    Person:
                    -------
                    Not applicable



                                Page 3 of 4 Pages

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Item 7:             Identification and Classification of the
-------             ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    ------------------------------------------
                    Not Applicable.

Item 8:             Identification and Classification of
-------             ------------------------------------
                    Members of the Group:
                    ---------------------
                    Not Applicable.

Item 9:             Notice of Dissolution of Group:
-------             -------------------------------
                    Not Applicable.

Item 10:            Certification:
--------            --------------
                    Inasmuch as the reporting person is no longer the beneficial owner of more than five percent of the number of shares outstanding of the issuer of the securities referenced herein, the reporting person has no further reporting obligation under Section 13(d) of the Act with respect to such issuer.



                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 22, 1999



                                         By: /s/ Linda S. Iovan
                                             ----------------------
                                             Name:  Linda S. Iovan
                                             Title: Vice President



                                Page 4 of 4 Pages